Exhibit 99

For Immediate Release	Contact:	Barbara Thompson
Jan. 24, 2005		First Citizens Bank
(919) 716-2716

FIRST CITIZENS REPORTS EARNINGS FOR 2004

RALEIGH, N.C. - First Citizens BancShares Inc. (Nasdaq: FCNCA) reports earnings for the year ending Dec. 31, 2004, of $74.8 million compared to $75.2 million for 2003, a reduction of $344,000 or 0.5 percent, according to Lewis R. Holding, chairman of the board. First Citizens also reports net income of $24.8 million for the quarter ending Dec. 31, 2004, compared to $16.6 million for the corresponding period of 2003, an increase of 49.5 percent.

Per share income for 2004 totaled $7.17 compared to $7.19 for 2003. First Citizens’ results generated a return on average assets of 0.58 percent during 2004, down slightly from 0.61 percent for 2003. The return on average equity was 7.10 percent in 2004, compared to 7.54 percent for 2003. Significant items affecting 2004 net income included improved levels of net interest and noninterest income, offset by higher noninterest expense and provision for loan losses, as well as a higher effective income tax rate.

Net interest income for 2004 increased $25.4 million or 7.0 percent from 2003. During 2004, strong loan growth more than offset the unfavorable impact of low interest rates. The taxable-equivalent net yield on interest-earning assets increased from 3.32 percent in 2003 to 3.38 percent in 2004.

Noninterest income increased $7.0 million or 2.9 percent during 2004, due primarily to improved cardholder and merchant services income and service charge income. Cardholder and merchant services income increased $8.8 million or 15.9 percent from 2003 to 2004. Service charge income increased $3.2 million or 4.1 percent. Other gains in noninterest income were recorded in fees from processing, trust and ATM income. Offsetting these gains, mortgage income declined during 2004 by $7.1 million or 46.0 percent caused by substantial reductions in loan origination volume.

Noninterest expense increased $14.5 million or 3.1 percent during 2004, primarily the result of higher personnel expenses. IronStone Bank’s expansion contributed to increased personnel expense of $4.1 million. The provision for loan losses was $34.5 million in 2004, compared to $24.2 million in 2003, a 42.5 percent increase resulting from higher net charge-offs and loan growth. Net charge-offs were $23.0 million and $17.8 million during 2004 and 2003, an increase of $5.2 million or 29.4 percent during 2004. Net charge-offs equaled 0.26 percent of average loans outstanding during 2004, compared to 0.23 percent for 2003.

Per share income for the fourth quarter 2004 totaled $2.37 compared to $1.59 for the same period a year ago. Fourth quarter results generated an annualized return on average assets of 0.74 percent for 2004, compared to 0.53 percent for the same period of 2003. The annualized return on average equity equaled 9.16 percent during the fourth quarter of 2004, compared to 6.45 percent for the same period of 2003. Net income benefited from higher net interest and noninterest income, as well as lower noninterest expense and a reduction in the effective income tax rate.

BancShares reported a $10.2 million or 10.9 percent increase in net interest income in the fourth quarter of 2004, compared to the prior year’s same quarter. The improvement in net interest income resulted from loan growth as well as higher market interest rates. The taxable-equivalent net yield on interest-earning assets increased from 3.33 percent in the fourth quarter of 2003 to 3.47 percent for the fourth quarter of 2004. Average interest-earning assets increased $752.0 million or 6.8 percent during the fourth quarter of 2004, compared to the same period of 2003.

Noninterest income increased $4.3 million or 7.3 percent during the fourth quarter. Cardholder and merchant services income increased $2.8 million or 19.6 percent due to growth in transactions, while fees from processing services increased $915,000 or 17.6 percent. Growth was also noted in service charge income, ATM fees and insurance commissions. These increases were partially offset by a reduction in mortgage income.

Noninterest expense decreased $1.1 million or 0.9 percent during the fourth quarter of 2004, when compared to the same period of 2003. Salaries, occupancy and equipment expenses were stable while legal expense, postage and telephone all declined from 2003. Offsetting these reductions, credit card processing fees increased from the fourth quarter of 2003 compared to the same period of 2004 due to increased debit and credit card transactions. Employee benefits expense also increased during the fourth quarter as pension costs continued to accelerate.

The provision for loan losses increased $3.7 million in the fourth quarter of 2004, compared to the same period of 2003 due to higher net charge-offs. Net charge-offs were $5.8 million during the fourth quarter of 2004, compared to $3.9 million during the same period of 2003, a 48.5 percent increase. Net charge-offs for the fourth quarter of 2004 equaled 0.25 percent of average loans outstanding, compared to 0.19 percent for 2003.

As of Dec. 31, 2004, First Citizens BancShares had total assets of $13.3 billion. BancShares’ subsidiary, First Citizens Bank, has 338 branches in North Carolina, Virginia and West Virginia. Another subsidiary, IronStone Bank, has 48 offices in Georgia, Florida, Texas, New Mexico, Arizona, California, Colorado, Oregon and Washington. For more information, visit First Citizens’ Web site at firstcitizens.com.

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This news release may contain forward-looking statements. A discussion of factors that could cause First Citizens’ actual results to differ materially from those expressed in such forward-looking statements is included in First Citizens’ filings with the SEC.

CONDENSED STATEMENTS OF INCOME
	Three Months Ended December 31		Year Ended December 31
(thousands, except share data; unaudited)	2004	2003	2004	2003
Interest income	$141,352	$125,343	$521,117	$510,477
Interest expense	38,159	32,301	133,826	148,537

Net interest income	103,193	93,042	387,291	361,940
Provision for loan losses	8,737	5,079	34,473	24,187

Net interest income after provision for loan losses	94,456	87,963	352,818	337,753
Noninterest income	62,878	58,601	250,956	243,936
Noninterest expense	118,954	120,089	479,579	465,088

Income before income taxes	38,380	26,475	124,195	116,601
Income taxes	13,608	9,901	49,352	41,414

Net income	$24,772	$16,574	$74,843	$75,187

Taxable-equivalent net interest income	$103,511	$93,297	$388,556	$362,991

Net income per share	$2.37	$1.59	$7.17	$7.19
Cash dividends per share	0.275	0.275	1.10	1.10

Profitability Information (annualized)
Return on average assets	0.74%	0.53%	0.58%	0.61%
Return on average equity	9.16	6.45	7.10	7.54
Taxable-equivalent net yield on interest-earning assets	3.47	3.33	3.38	3.32

CONDENSED BALANCE SHEETS
(thousands, except share data; unaudited)		December 31 2004	December 31 2003	Change
Cash and due from banks		$679,683	$790,168	-13.98%
Investment securities		2,125,524	2,469,447	-13.93%
Loans		9,354,387	8,326,598	12.34%
Reserve for loan losses		(130,832)	(119,357)	9.61%
Other assets		1,229,978	1,093,052	12.53%

Total assets		$13,258,740	$12,559,908	5.56%

Deposits		$11,350,798	$10,711,332	5.97%
Other liabilities		821,632	819,271	0.29%
Shareholders’ equity		1,086,310	1,029,305	5.54%

Total liabilities and shareholders’ equity		$13,258,740	$12,559,908	5.56%

Book value per share		$104.11	$98.63	5.56%
Tangible book value per share		93.12	87.56	6.35%

SELECTED AVERAGE BALANCES
	Three Months Ended December 31		Year Ended December 31
(thousands, except shares outstanding; unaudited)	2004	2003	2004	2003
Total assets	$13,251,848	$12,449,537	$12,856,102	$12,245,840
Investment securities	2,115,389	2,602,630	2,157,367	2,585,376
Loans	9,232,186	8,140,751	8,892,317	7,886,948
Interest-earning assets	11,852,896	11,100,897	11,483,694	10,932,853
Deposits	11,323,508	10,612,173	10,961,380	10,433,781
Interest-bearing liabilities	9,532,116	9,178,628	9,327,436	9,163,960
Shareholders’ equity	$1,075,566	$1,020,181	$1,053,860	$996,578
Shares outstanding	10,434,453	10,436,345	10,435,247	10,452,523

ASSET QUALITY
(dollars in thousands; unaudited)		December 31 2004	December 31 2003	Change
Nonaccrual loans		$14,266	$18,190	-21.57%
Other real estate		9,020	5,949	51.62%

Total nonperforming assets		$23,286	$24,139	-3.53%

Accruing loans 90 days or more past due		$12,192	$11,492	6.09%
Nonperforming assets to gross loans plus other real estate		0.25%	0.29%
Reserve for loan losses to gross loans		1.40	1.43
Net charge-offs to average total loans		0.26	0.23

CAPITAL INFORMATION
(dollars in thousands; unaudited)		December 31 2004	December 31 2003	Change
Tier 1 capital		$1,217,149	$1,152,309	5.63%
Total capital		1,351,274	1,273,657	6.09%
Risk-weighted assets		10,002,405	8,951,402	11.74%
Tier 1 capital ratio		12.17%	12.87%
Total capital ratio		13.51	14.23
Leverage capital ratio		9.26	9.34

First Citizens BancShares, Inc. and Subsidiaries